Exhibit 10.6

Second Amended and Restated
Cabot Microelectronics Corporation 2000 Equity Incentive Plan
[Initial][Annual] Restricted Stock Units Award Agreement for Directors

[Award Date]

[Director Name]]
[Director Address]

Dear [Director First Name]:

I am pleased to inform you (the “Participant”) that the Board of Directors (the “Board”) of Cabot Microelectronics Corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, has approved your participation in the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, as amended and restated September 23, 2008 (the "Plan") in consideration of your [initial][annual] service as a Director of the Company.  A Restricted Stock Units (“RSUs”) Award (the “Award”) is hereby awarded to the Participant pursuant to the terms of the Plan and this Restricted Stock Units Award Agreement (the “Agreement”).  Each RSU represents the right to receive one share of Company common stock (“Stock”) on the applicable vesting date pursuant to the Agreement and the Plan.  A copy of the Plan is enclosed.

Participant	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Date of Award, [Annual Meeting for Annual; Date of Election/ Appointment for Initial]	Participant ID Number
[Director Name]	Restricted Stock Units (RSUs)	[_____]	[FMV/closing price on award date]	[xxx-xx-xxxx]
	Date of Award [AD]	Vesting Date(s) [equally, in quarters, over 4 yrs., beginning on first anniversary, for annual; equally, in quarters, over 3 yrs., beginning on AD, for initial]	Award Number
	[Annual Meeting Date for Annual][Date of Appointment for Initial]	25% [1st anniv. AD]; [AD] 25% [2nd anniv. AD]; [1st anniv. AD] 25% [3rd anniv. AD];[2d anniv. AD] 25% [4th anniv. AD]; [3d anniv. AD]	[xxxxx]

This Agreement provides the Participant with the terms of the Award granted to the Participant. The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Compensation Committee of the Board (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant, as follows:

1.	The Award. The Award shall become vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in accordance with the following table:

Number of Shares	Vesting Date(s) [equally, in quarters, over 4 years, beginning on first anniversary for annual; equally, in quarters, over 3 years, beginning on AD for initial]
25% 25% 25% 25%	[1st anniv. AD];[AD] [2nd anniv. AD]; [1st anniv. AD] 3rd anniv. AD]; [2d anniv. AD] 4th anniv. AD]; [3d anniv. AD]

The Award will be fully vested and the Participant shall be entitled to receive one share of Stock for each RSU granted pursuant to this Agreement in the event of the Participant’s death, Disability or a Change in Control, as defined below.  In addition, upon the Participant’s termination of Service as a Director of the Company for any reason other than by reason of Cause, death, Disability or a Change in Control, if at such time the Participant has completed at least the equivalent of two full terms as a Director of the Company, as defined in the Company’s bylaws, the Award will be fully vested and the Participant shall be entitled to receive one share of Stock for each RSU granted pursuant to this Agreement.  Otherwise, upon the Participant’s termination of Service as a Director of the Company, the Participant shall immediately cease vesting in the Award and the unvested portion of the Award shall be forfeited immediately.

For purposes hereof, “Disability” shall have the meaning of permanent and total disability provided within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Code”).

For purposes hereof, “termination of Service” shall have the meaning of a “separation from service” under Treasury Regulation § 1.409A-1(h).

For purposes hereof, the Plan’s definition of “Change in Control” is modified, to the extent necessary, to avoid the imposition of an excise tax under Section 409A of the Code and the regulations thereunder (“Section 409A”), to mean a "change in control event" as such term is defined for purposes of Section 409A.  For purposes of clarity, if an Award would, for example, vest and be paid on a "Change in Control" as defined herein but payment of such Award would violate the provisions of Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Section 409A (i.e., upon a permissible payment event).

2.	Termination / Cancellation / Rescission. The Company may terminate, cancel, rescind or recover the Award immediately under certain circumstances, including, but not limited to, the Participant’s:

(a)	actions constituting Cause, as defined in the Plan, or the Company’s By-laws or Articles of Incorporation, as applicable;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Award or the termination of Participant's Service with the Company;

(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party.

In the event of any such termination, cancellation, rescission or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the purchase price for such Stock shall be returned to the Participant, including any withholding requirements.

3.
Rights and Restrictions Governing Underlying Stock.  As of the Date of Award, and until such time as the Participant becomes vested in the RSU and receives a share of Stock as provided in Section 4 of this Agreement, the Participant shall have no rights of a shareholder (including, to the extent applicable, voting and dividend rights) as to each share of Stock subject to the RSU.

4.
Delivery of Stock.  As soon as reasonably practicable following each vesting date, one or more stock certificates for the appropriate number of shares of Stock shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs; provided however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal and state securities laws.

~~5.~~
Tax Treatment/Tax Withholding.  The Participant will generally be taxed on the Fair Market Value of the shares of Stock subject to the Award on the date(s) such shares of Stock are payable to the Participant according to the vesting terms above.  This income will be taxed as ordinary income but will not be subject to any withholding taxes.  Instead, the Participant is required to pay any applicable taxes to the appropriate tax authorities directly.  The income will be reported to the Participant as part of the Participant’s fees on the Participant’s annual Form 1099 issued by the Company.

All deliveries and distributions under this Agreement are not subject to tax withholding unless required under applicable law.  Notwithstanding, the Participant voluntarily may elect to have the Company withhold any applicable taxes in accord with and as permitted by Section 8.4 of the Plan.  As a Director of the Company, the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”), and any surrender of previously owned shares to satisfy tax withholding obligations arising under an Award must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), and any other relevant law, regulations and Company guidelines.

6.
Transferability.  The Award is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Award shall remain subject to the terms of the Plan.

7.
Adjustment of Shares.  In the event of any transaction described in Section 8.6 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award) shall be adjusted as set forth in Section 8.6 of the Plan.

8.	Not an Employment Contract. The Company’s grant of the Award does not confer any contractual or other rights of employment or service with the Company.

9.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

10.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

11.
Notices.  Any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

12.	Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Date of Award.

    CABOT MICROELECTRONICS CORPORATION

                      William P. Noglows
           President and Chief Executive Officer